Exhibit 99.1

Alnylam Pharmaceuticals Reports Fourth Quarter and Full Year 2012 Financial Results

– Continued to Execute on “Alnylam 5x15™” Product Strategy with Positive Clinical Data in Multiple RNAi Therapeutic Programs Including ALN-TTR02 for Treatment of Transthyretin (TTR)-Mediated Amyloidosis (ATTR) and ALN-PCS for Treatment of Hypercholesterolemia –

– Advanced Proprietary Conjugate Delivery Platform Enabling Subcutaneous Delivery of RNAi Therapeutics Towards the Clinic, Including ALN-TTRsc for Treatment of ATTR, ALN-AT3 for Treatment of Hemophilia and Rare Bleeding Disorders, and Other Programs –

– Initiated New “Alnylam 5x15” Program, ALN-AS1 for Treatment of Acute Intermittent Porphyria (AIP) –

– Formed Multiple Strategic Collaborations Including Alliances with Genzyme for ALN-TTR in Japan and other Asian-Pacific Countries and with The Medicines Company for ALN-PCS Worldwide –

– Provides Guidance on Next Steps with ALN-RSV Program for Treatment of Respiratory Syncytial Virus –

– Maintained Strong Balance Sheet with $226 Million in Cash and Expects to End 2013 with Greater Than $320 Million in Cash –

CAMBRIDGE, Mass.--(BUSINESS WIRE)--February 7, 2013--Alnylam Pharmaceuticals, Inc. (Nasdaq: ALNY), a leading RNAi therapeutics company, today reported its consolidated financial results for the fourth quarter and full year 2012, and company highlights.

“2012 was a remarkable year of clinical achievement for Alnylam and for the advancement of RNAi therapeutics. Importantly, we believe that data from our ALN-TTR02 program showing up to a 94% knockdown of a disease-causing protein and data from our PCSK9 program showing up to a 50% decrease in LDL cholesterol served as unambiguous proof points that RNAi works in man. Moreover, we have executed on a clear product strategy we call ‘Alnylam 5x15,’ where we are advancing RNAi therapeutics toward genetically defined targets for diseases with high unmet need and where we intend to directly commercialize certain core programs from this effort in major parts of the world,” said John Maraganore, Ph.D., Chief Executive Officer of Alnylam. “Specifically, in this past quarter and recent period we continued to execute on our pipeline efforts by enrolling patients in our Phase II trial for ALN-TTR02 and obtaining approval to initiate a Phase I study with ALN-TTRsc, a subcutaneously administered RNAi therapeutic for the treatment of ATTR. In addition, we presented key pre-clinical proof-of-concept data for several other programs, including ALN-AT3 for hemophilia, ALN-TMP for hemoglobinopathies, and ALN-AAT for liver disease associated with alpha-1 antitrypsin deficiency. We have also advanced a new program, ALN-AS1 for the treatment of acute intermittent porphyria, an ultra-rare orphan disease. These important accomplishments give us great confidence in the continued execution of our ‘Alnylam 5x15’ product strategy, where we believe we can make a difference in the lives of patients and deliver value to our shareholders.”

“In addition to the scientific and clinical progress we have made in the past quarter, we have also made important progress in our business and corporate development efforts. Over the past year, our new collaborations have resulted in over $75 million in realized funding,” said Barry Greene, President and Chief Operating Officer of Alnylam. “Recently, we formed a strategic alliance with Genzyme to advance ALN-TTR in Japan and the broader Asian-Pacific region, and earlier this week we announced a worldwide strategic alliance with The Medicines Company to advance ALN-PCS for the treatment of hypercholesterolemia. Both Genzyme and The Medicines Company are excellent partners for Alnylam with shared commitments to develop innovative medicines. Related to our partnered program efforts, Cubist has elected not to opt-in to continued development of our respiratory syncytial virus program; we plan to seek another partner to advance the program into a Phase III trial. In sum, we believe our corporate development progress enables our continued focus and execution on our ‘Alnylam 5x15’ product development and commercialization strategy with retention of value in our core programs in major markets.”

Cash, Cash Equivalents and Total Marketable Securities

At December 31, 2012, Alnylam had cash, cash equivalents and total marketable securities of $226.2 million, as compared to $260.8 million at December 31, 2011.

Net Loss

The net loss according to accounting principles generally accepted in the U.S. (GAAP) for the fourth quarter of 2012 was $62.2 million, or $1.20 per share on both a basic and diluted basis (including $2.7 million, or $0.05 per share of non-cash stock-based compensation expense), as compared to a net loss of $14.3 million, or $0.33 per share on both a basic and diluted basis (including $4.1 million, or $0.10 per share of non-cash stock-based compensation expense), for the same period in the previous year. For the year ended December 31, 2012, the net loss was $106.0 million, or $2.11 per share (including $12.4 million, or $0.25 per share of non-cash stock-based compensation expense), as compared to a net loss of $57.6 million, or $1.36 per share (including $16.7 million, or $0.39 per share of non-cash stock-based compensation expense), for the same period in the previous year. The increase in net loss for the quarter and year ended December 31, 2012 compared to the prior periods was due primarily to a one-time charge of $65.0 million related to the restructuring of the company’s licensing agreement with Tekmira Pharmaceuticals Corporation.

Revenues

Revenues were $8.5 million for the fourth quarter of 2012, as compared to $20.5 million for the same period last year. Revenues for the fourth quarter of 2012 included $5.5 million of revenues from the company’s alliance with Takeda Pharmaceuticals Company Limited, $1.4 million in revenues from the company’s alliance with Monsanto Company and $1.6 million of expense reimbursement, amortization, and/or license fee revenues from Cubist Pharmaceuticals, Inc., InterfeRx™, research reagent and services licensees, and other sources. The decrease in revenues in the fourth quarter of 2012 compared to the prior period was due to the completion of the amortization period for the company’s alliance with Roche (which assigned its rights and obligations to Arrowhead Research Corporation during 2011), which ended in the third quarter of 2012. Revenues were $66.7 million for the year ended December 31, 2012, as compared to $82.8 million for the prior year. Revenues for the year ended December 31, 2012 included $37.3 million of collaboration revenues related to the company’s alliance with Roche/Arrowhead, $22.0 million of revenues related to the company’s collaboration with Takeda, and $7.4 million of revenues related to the company’s collaborations with Monsanto, Novartis, Cubist, research reagent licenses, and other sources.

Research and Development Expenses

Research and development (R&D) expenses were $21.7 million in the fourth quarter of 2012, which included $1.7 million of non-cash stock-based compensation, as compared to $23.4 million in the fourth quarter of 2011, which included $2.6 million of non-cash stock-based compensation. The decrease in R&D expense for the fourth quarter of 2012 compared to the fourth quarter of the prior year was due to the decrease in compensation expenses due to the company’s corporate restructuring in January of 2012. R&D expenses were $86.6 million for the year ended December 31, 2012, which included $8.0 million of non-cash stock-based compensation, as compared to $99.3 million for the prior year, which included $10.9 million of non-cash stock-based compensation. The decrease in R&D expenses for the year ended December 31, 2012 as compared to the prior year was due primarily to lower clinical trial and manufacturing expenses related to the company’s ALN-RSV, ALN-PCS and ALN-VSP programs, partially offset by additional expenses related to the advancement of the company’s ALN-TTR program. Non-cash stock-based compensation expenses also decreased due primarily to the reduction in workforce in connection with the company’s January 2012 corporate restructuring. Partially offsetting these decreases were license fees due to certain entities, primarily fees due to Isis Pharmaceuticals, Inc. as a result of the Monsanto alliance.

General and Administrative Expenses

General and administrative (G&A) expenses were $10.2 million in the fourth quarter of 2012, which included $1.0 million of non-cash stock-based compensation, as compared to $10.7 million in the fourth quarter of 2011, which included $1.4 million of non-cash stock-based compensation. The decrease in G&A expense for the fourth quarter of 2012 compared to the fourth quarter of the prior year was due to lower consulting and professional services expenses. G&A expenses were $44.6 million for the year ended December 31, 2012, which included $4.3 million of non-cash stock-based compensation, as compared to $38.3 million in 2011, which included $5.8 million of non-cash stock-based compensation. The G&A expenses for the year ended December 31, 2012 as compared to the prior year increased primarily due to higher consulting and professional services expenses related to business activities, primarily legal activities. Looking ahead, G&A expenses are expected to decrease significantly in 2013.

Restructuring of Tekmira License Agreement

For the quarter and year ended December 31, 2012, the company incurred a $65.0 million charge to operating expenses in connection with the restructuring of its license agreement with Tekmira.

Regulus Therapeutics

Equity in loss of joint venture was $0.9 million and $1.0 million for the fourth quarter of 2012 and 2011, respectively, related to the company’s share of the net losses incurred by Regulus. The company incurred $4.5 million and $3.5 million equity in loss of joint venture for the years ended December 31, 2012 and 2011, respectively. Based on the completion of the Regulus initial public offering and concurrent private placement, the company’s percentage ownership in Regulus decreased from approximately 44% to 17%. As a result of this issuance of stock by Regulus, the company recognized a gain of $16.1 million to other income. In addition, beginning in the fourth quarter, the company no longer uses the equity method to account for its investment in Regulus because it no longer has significant influence over the operating and financial policies of Regulus. The company now accounts for its investment in Regulus at fair value by adjusting the value to reflect fluctuations in Regulus’ stock price each reporting period.

Interest Income

Interest income was $0.2 million for the fourth quarter of 2012 and 2011. Interest income was $1.0 million for the year ended December 31, 2012, as compared to $1.2 million in 2011. The decrease in interest income was due primarily to lower average interest rates as well as lower average cash, cash equivalent and marketable securities balances.

Benefit from Income Taxes

The company had a benefit from income taxes of $10.6 million for the fourth quarter and year ended December, 31 2012 as compared to zero for the respective periods in 2011. The income tax benefit is associated with the corresponding increase in value of the company’s investment in Regulus that the company recorded in other comprehensive income, net of tax.

2013 Financial Guidance

Alnylam expects that its cash, cash equivalents and total marketable securities balance will be greater than $320 million at December 31, 2013.

“Alnylam continues to maintain a solid balance sheet, with approximately $226 million in cash for year-end 2012,” said Michael Mason, Vice President, Finance and Treasurer of Alnylam. “We also further strengthened our balance sheet earlier this year with a public offering that resulted in net proceeds of approximately $174 million. This financing results in a balance sheet and operating plan that we believe will enable us to advance our ‘Alnylam 5x15’ product development and commercialization strategy. As for guidance this year, we expect to end 2013 with greater than $320 million.”

Fourth Quarter 2012 and Recent Significant Corporate Highlights

Key “Alnylam 5x15” Program Highlights

  Continued Advancement of ALN-TTR02 Toward Phase III Studies. Alnylam continued to enroll patients in its Phase II trial with ALN-TTR02 for the treatment of ATTR. This is an open-label, multi-center, multi-dose, dose-escalation trial designed to enroll approximately 20 ATTR patients. Subjects are being enrolled into cohorts of increasing doses. The primary objectives of the study are to evaluate the safety and tolerability of multiple doses of ALN-TTR02 and to measure clinical activity based on serial measurement of circulating serum TTR levels. Alnylam expects to complete this trial and report results in mid-2013. Assuming positive results from the Phase II trial, Alnylam expects to start a Phase III trial for ALN-TTR02 in familial amyloidotic polyneuropathy (FAP) patients by the end of 2013.
  Progressed ALN-TTRsc into Clinical Development. ALN-TTRsc is a subcutaneously administered RNAi therapeutic targeting TTR for the treatment of ATTR that comprises an siRNA conjugated to a triantennary N-acetylgalactosamine (GalNAc) ligand. In early 2013, Alnylam announced that it had filed a Clinical Trial Application (CTA) to initiate a Phase I Study for ALN-TTRsc. Alnylam announced today that it has received acceptance by the U.K. Medicines and Healthcare products Regulatory Agency (MHRA) to initiate a Phase I trial. The new clinical trial is designed as a randomized, double-blind, placebo-controlled, single- and multi-dose, dose-escalation study, enrolling up to 40 healthy volunteer subjects. The primary objective of the study is to evaluate the safety and tolerability of single and multiple doses of subcutaneously administered ALN-TTRsc. Secondary objectives include assessment of clinical activity of the drug as measured by serum TTR levels. Alnylam plans to begin enrollment in this clinical trial in the first half of 2013 and expects to report data mid-year. Upon completion of the Phase I trial, the company plans to start a Phase II clinical study of ALN-TTRsc in familial amyloidotic cardiomyopathy (FAC) patients by the end of 2013 and, assuming positive results, expects to start a pivotal trial for ALN-TTRsc in FAC patients in 2014.
  Advanced ALN-AT3, an RNAi Therapeutic Targeting Antithrombin (AT) for the Treatment of Hemophilia and Rare Bleeding Disorders (RBD). Alnylam presented new pre-clinical data with ALN-AT3 at American Society of Hematology (ASH) Annual Meeting. Results from the new pre-clinical study showed that subcutaneous administration of ALN-AT3 leads to potent, dose-dependent, and durable knockdown of AT in non-human primates (NHP) with an up to four-fold increase in thrombin generation. Alnylam expects to file an Investigational New Drug (IND) or equivalent application for ALN-AT3 in mid-2013 and start a Phase I trial in late 2013.
  Designated ALN-AS1, an RNAi Therapeutic Targeting Aminolevulinate Synthase 1 (ALAS-1) for the Treatment of Acute Intermittent Porphyria (AIP) as a New Program in the “Alnylam 5x15” Product Strategy. AIP is an ultra-rare genetic disease caused by loss of function mutations in porphobilinogen deaminase (PBGD), an enzyme in the heme biosynthesis pathway that can result in accumulation of toxic heme precursors. Patients with AIP suffer from acute and/or recurrent life-threatening attacks with severe abdominal pain, peripheral and autonomic neuropathy, and neuropsychiatric manifestations. Approximately 5,000 patients in the U.S. and Europe suffer AIP attacks annually, and approximately 500 of those patients are afflicted with recurrent debilitating attacks. ALN-AS1 is a GalNAc conjugated siRNA targeting ALAS-1, a liver-expressed, rate-limiting enzyme upstream of PBGD in the heme biosynthesis pathway. Inhibition of ALAS-1 is known to reduce the accumulation of heme precursors that cause the clinical manifestations of AIP. The company expects to present pre-clinical data from this program in mid-2013, and to identify a final development candidate by late 2013 to advance into the clinic in 2014.
  Presented Pre-Clinical Data on Additional “Alnylam 5x15” Pipeline Programs. Also at ASH, Alnylam presented new pre-clinical data with ALN-TMP for the treatment of hemoglobinopathies. Data showed that ALN-TMP, an RNAi therapeutic targeting Tmprss6, leads to disease modifying effects, including a correction in globin gene expression, in a model of β-thalassemia. Alnylam plans to partner the ALN-TMP program before advancing to Phase I. At the Annual Meeting of the American Association for the Study of Liver Diseases (AASLD – “The Liver Meeting”), Alnylam presented new pre-clinical data with ALN-AAT, an RNAi therapeutic targeting alpha-1 antitrypsin (AAT) for the treatment of liver disease associated with AAT deficiency. The data showed robust RNAi-mediated silencing of AAT liver mRNA and serum protein in a transgenic mouse model of mutant AAT (“Z-AAT”) protein overexpression. In addition, ALN-AAT administration was associated with disease modifying effects, including a markedly reduced accumulation of toxic Z-AAT polymers and a decreased fibrotic response to injury. Alnylam has identified a GalNAc-siRNA targeting AAT that enables subcutaneous dose administration for further development. The company plans to partner the ALN-AAT program before advancing to Phase I.

Key Partnered Program Highlights

  Provides Guidance on Next Steps for ALN-RSV01, an RNAi Therapeutic for the Treatment of Respiratory Syncytial Virus (RSV) Infection. Alnylam announced today that Cubist has elected not to opt-in to further development of ALN-RSV01 for the treatment of RSV and the parties have agreed to end their collaboration. Alnylam will seek another partner to continue advancement of the program. Late last year, Alnylam met with U.S. and European regulatory authorities to discuss results of a Phase IIb study performed in RSV-infected lung transplant patients. The company has obtained preliminary guidance on the design of a potential Phase III study and will finalize plans with the regulatory authorities and a new partner, if and when identified.
  Published Complete Results from Phase I Clinical Trial and Extension Study with ALN-VSP, an RNAi Therapeutic for the Treatment of Liver Cancer. The new paper, titled “First-in-Man Trial of an RNA Interference Therapeutic Targeting VEGF and KSP in Cancer Patients with Liver Involvement” appeared as an OnlineFirst publication in the journal Cancer Discovery. In this study – the most comprehensive study of a systemically administered RNAi therapeutic to date – chronic dosing of up to 26 months with ALN-VSP was found to be generally safe and well tolerated. Further, ALN-VSP showed evidence of RNAi activity in biopsy samples and anti-tumor activity, including a complete response in an endometrial cancer patient with multiple liver metastases.

Business and Organizational Highlights

  Formed Strategic Worldwide Alliance with The Medicines Company to Advance ALN-PCS for the Treatment of Hypercholesterolemia. Alnylam and The Medicines Company formed an exclusive worldwide alliance to develop and commercialize RNAi therapeutics targeting PCSK9 for the treatment of hypercholesterolemia. The new ALN-PCS alliance includes ALN-PCS02 and ALN-PCSsc, which are RNAi therapeutic product candidates administered by intravenous infusion and subcutaneous injection, respectively. ALN-PCS02 has completed a Phase I clinical study in human volunteers with elevated baseline low-density lipoprotein cholesterol (LDL-C); the study was performed in the absence of statin co-administration. A single dose of ALN-PCS02 was associated with rapid, dose-dependent, and durable knockdown of plasma PCSK9 by up to 84% and reduction in LDL-C of up to 50%. Alnylam has presented pre-clinical data for ALN-PCSsc showing potent knockdown of PCSK9 following subcutaneous administration. Alnylam will continue the program for an estimated one to two years to complete certain pre-clinical and Phase I clinical studies. The Medicines Company is responsible for leading and funding development from Phase II forward and commercializing the ALN-PCS program if successful. Under the terms of the agreement, The Medicines Company will make an upfront cash payment of $25 million to Alnylam. In addition, Alnylam is eligible to receive development and commercial milestone payments totaling up to $180 million, as well as double-digit royalties on ALN-PCS product sales.
  Formed Strategic Alliance with Genzyme to Advance ALN-TTR in Japan and Broader Asian Market. Alnylam and Genzyme, a Sanofi company, entered into an exclusive alliance to develop and commercialize RNAi therapeutics for the treatment of ATTR in Japan and the broader Asian-Pacific region. Genzyme will leverage its proven regulatory and commercial capabilities in the Japanese and broader Asian market to advance the ALN-TTR program, which includes ALN-TTR02 and ALN-TTRsc. Alnylam will maintain plans to develop and commercialize ALN-TTR in North and South America, Europe, and rest of the world. Under the terms of the agreement, Genzyme made an upfront cash payment of $22.5 million to Alnylam. In addition, Alnylam is eligible to receive certain success-based development milestone payments totaling up to $50 million. Furthermore, Genzyme will make tiered royalty payments to Alnylam that are expected to yield an effective rate in the mid-teens to mid-twenties on sales of ALN-TTR in the Genzyme territory.
  Completed Successful Public Offering of Common Stock. Alnylam completed a public offering of common stock resulting in the issuance of a total of 9,200,000 shares and receipt of aggregate net proceeds, after deducting underwriting discounts and commissions and other estimated underwriting expenses, of approximately $174 million.
  Continued to Strengthen Intellectual Property Estate Covering RNAi Therapeutics. Alnylam announced today that it has received Notices of Allowance from the United States Patent and Trademark Office (USPTO) for two new patents from the Tuschl I patent family. This represents the first allowances by the USPTO from the Tuschl I patent estate, which is co-exclusively licensed to Alnylam for RNAi therapeutics on a worldwide basis through an agreement with Max Planck Innovation GmbH, the licensing agent for the Max Planck Society. Specifically, the USPTO has allowed claims in patent application 12/897,744 which cover methods of mediating RNA interference using double stranded RNA molecules of about 21 to 23 nucleotides in length and in 12/897,754 with claims directed to methods of producing knock-down cells and organisms with double stranded RNA molecules of about 21 to 23 nucleotides in length. The company also obtained two granted patents and a Notice of Allowance for a third application from the USPTO from the company's exclusively held Tuschl II patent estate. The claims cover compositions, methods, and uses of siRNA of about 19 to 25 nucleotides in length with 3’ overhangs of about 1 to 5 nucleotides that are important for the development and commercialization of RNAi therapeutics. In addition, Alnylam achieved a successful outcome in an invalidation trial before the Japanese Patent Office, upholding key claims in the Japanese Tuschl II patent (JP4095895).
  Restructured Relationship with Tekmira and Settled All Litigation. Alnylam and Tekmira Pharmaceuticals Corporation restructured their relationship with a new licensing agreement and resolved all litigation between the parties in a settlement agreement. The new license agreement consolidates and clarifies certain IP elements related to lipid nanoparticle (LNP) technology for RNAi therapeutics. Further, Alnylam has elected to independently manufacture its LNP-based RNAi therapeutic products and to buy-down certain future potential milestone payments and a significant portion of future potential royalties for its ALN-VSP, ALN-PCS, and ALN-TTR02 programs. The settlement of all ongoing litigation between the two companies allows Alnylam to continue to focus its efforts on advancing innovative medicines to patients.
  Expanded Scientific Advisory Board and Developed Management Team. Alnylam elected Daniel J. Rader, M.D. to its Scientific Advisory Board. Dr. Rader is a professor of Medicine and chief, Division of Translational Medicine and Human Genetics, at the Perelman School of Medicine at the University of Pennsylvania. In addition, Saraswathy (Sara) Nochur, Ph.D. has been promoted to Senior Vice President, Regulatory Affairs & Quality Assurance, from Vice President, Regulatory Affairs, and Mary Beth DeLena has been promoted to Vice President, Associate General Counsel, from Senior Director, Associate General Counsel.

Conference Call Information

Management will provide an update on the company, discuss fourth quarter and 2012 results, and discuss expectations for the future via conference call on Thursday, February 7, 2013 at 4:30 p.m. ET. A corporate slide presentation will also be available on the News & Investors page of the company’s website, www.alnylam.com, to accompany the conference call. To access the call, please dial 877-312-7507 (domestic) or 631-813-4828 (international) five minutes prior to the start time and refer to conference ID 91074947. A replay of the call will be available beginning at 7:30 p.m. ET on Thursday, February 7, 2013. To access the replay, please dial 855- 859-2056 (domestic) or 404-537-3406 (international) and refer to conference ID 91074947.

About RNA Interference (RNAi)

RNAi (RNA interference) is a revolution in biology, representing a breakthrough in understanding how genes are turned on and off in cells, and a completely new approach to drug discovery and development. Its discovery has been heralded as “a major scientific breakthrough that happens once every decade or so,” and represents one of the most promising and rapidly advancing frontiers in biology and drug discovery today which was awarded the 2006 Nobel Prize for Physiology or Medicine. RNAi is a natural process of gene silencing that occurs in organisms ranging from plants to mammals. By harnessing the natural biological process of RNAi occurring in our cells, the creation of a major new class of medicines, known as RNAi therapeutics, is on the horizon. Small interfering RNA (siRNA), the molecules that mediate RNAi and comprise Alnylam’s RNAi therapeutic platform, target the cause of diseases by potently silencing specific mRNAs, thereby preventing disease-causing proteins from being made. RNAi therapeutics have the potential to treat disease and help patients in a fundamentally new way.

About Alnylam Pharmaceuticals

Alnylam is a biopharmaceutical company developing novel therapeutics based on RNA interference, or RNAi. The company is leading the translation of RNAi as a new class of innovative medicines with a core focus on RNAi therapeutics for the treatment of genetically defined diseases, including ALN-TTR for the treatment of transthyretin-mediated amyloidosis (ATTR), ALN-AT3 for the treatment of hemophilia and rare bleeding disorders (RBD), ALN-AS1 for the treatment of acute intermittent porphyria, ALN-PCS for the treatment of hypercholesterolemia, and ALN-TMP for the treatment of hemoglobinopathies. As part of its “Alnylam 5x15TM” strategy, the company expects to have five RNAi therapeutic products for genetically defined diseases in clinical development, including programs in advanced stages, on its own or with a partner by the end of 2015. Alnylam has additional partnered programs in clinical or development stages, including ALN-RSV01 for the treatment of respiratory syncytial virus (RSV) infection and ALN-VSP for the treatment of liver cancers. The company’s leadership position on RNAi therapeutics and intellectual property have enabled it to form major alliances with leading companies including Merck, Medtronic, Novartis, Biogen Idec, Roche, Takeda, Kyowa Hakko Kirin, Cubist, Ascletis, Monsanto, Genzyme, and The Medicines Company. In addition, Alnylam holds a significant equity position in Regulus Therapeutics Inc., a company focused on discovery, development, and commercialization of microRNA therapeutics. Alnylam has also formed Alnylam Biotherapeutics, a division of the company focused on the development of RNAi technologies for applications in biologics manufacturing, including recombinant proteins and monoclonal antibodies. Alnylam’s VaxiRNA™ platform applies RNAi technology to improve the manufacturing processes for vaccines; GlaxoSmithKline is a collaborator in this effort. Alnylam scientists and collaborators have published their research on RNAi therapeutics in over 100 peer-reviewed papers, including many in the world’s top scientific journals such as Nature, Nature Medicine, Nature Biotechnology, and Cell. Founded in 2002, Alnylam maintains headquarters in Cambridge, Massachusetts. For more information, please visit www.alnylam.com.

About “Alnylam 5x15™”

The “Alnylam 5x15” strategy, launched in January 2011, establishes a path for development and commercialization of novel RNAi therapeutics to address genetically defined diseases with high unmet medical need. Products arising from this initiative share several key characteristics including: a genetically defined target and disease; the potential to have a major impact in a high unmet need population; the ability to leverage the existing Alnylam RNAi delivery platform; the opportunity to monitor an early biomarker in Phase I clinical trials for human proof of concept; and the existence of clinically relevant endpoints for the filing of a new drug application (NDA) with a focused patient database and possible accelerated paths for commercialization. By the end of 2015, the company expects to have five such RNAi therapeutic programs in clinical development, including programs in advanced stages, on its own or with a partner. The “Alnylam 5x15” programs include ALN-TTR for the treatment of transthyretin-mediated amyloidosis (ATTR), ALN-AT3 for the treatment of hemophilia and rare bleeding disorders (RBD), ALN-AS1 for the treatment of acute intermittent porphyria (AIP), ALN-PCS for the treatment of hypercholesterolemia, ALN-TMP for the treatment of hemoglobinopathies, and other programs. Alnylam intends to focus on developing and commercializing certain programs from this product strategy itself in North and South America, Europe, and other parts of the world; these include ALN-TTR, ALN-AT3, and ALN-AS1; the company will seek global development and commercial alliances for other programs.

About LNP Technology

Alnylam has licenses to Tekmira LNP intellectual property for use in RNAi therapeutic products using LNP technology.

Alnylam Forward-Looking Statements

Various statements in this release concerning Alnylam’s future expectations, plans and prospects, including without limitation, Alnylam’s expectations regarding its “Alnylam 5x15” product strategy, Alnylam’s views with respect to the potential for RNAi therapeutics, including ALN-TTR02 and ALN-TTRsc, ALN-AT3, ALN-AS1, ALN-TMP, ALN-AAT, ALN-VSP, ALN-RSV01, ALN-PCS02, and ALN-PCSsc, its expectations with respect to the timing and success of its clinical and pre-clinical trials, the expected timing of regulatory filings, including its plan to file IND or IND equivalent applications and initiate clinical trials for ALN-TTRsc, ALN-AT3 and ALN-AS1, its expectations regarding reporting data from its clinical studies, including its ALN-TTR02 and ALN-TTRsc studies, its plans to seek a partner for its ALN-TMP and ALN-ATT programs, and other ‘Alnylam 5x15’ programs, its expectations regarding the receipt of upfront and potential milestone and royalty payments under its agreements with Genzyme and The Medicines Company, its expectations regarding the market opportunity for ALN-TTR, including in Japan, and ALN-AS1, its views with regard to the strength, enforceability, and validity of its intellectual property estate, its plans with respect to its ALN-RSV program, and its expected cash position as of December 31, 2013, constitute forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including, without limitation, Alnylam’s ability to manage operating expenses, Alnylam’s ability to discover and develop novel drug candidates and delivery approaches, successfully demonstrate the efficacy and safety of its drug candidates, the pre-clinical and clinical results for its product candidates, which may not support further development of product candidates, actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials, obtaining, maintaining and protecting intellectual property, Alnylam’s ability to enforce its patents against infringers and defend its patent portfolio against challenges from third parties, obtaining regulatory approval for products, competition from others using technology similar to Alnylam’s and others developing products for similar uses, Alnylam’s ability to obtain additional funding to support its business activities and establish and maintain strategic business alliances and new business initiatives, Alnylam’s dependence on third parties for development, manufacture, marketing, sales and distribution of products, the outcome of litigation, and unexpected expenditures, as well as those risks more fully discussed in the “Risk Factors” filed with Alnylam’s current report on Form 8-K filed with the Securities and Exchange Commission (SEC) on January 14, 2013 and in other filings that Alnylam makes with the SEC. In addition, any forward-looking statements represent Alnylam’s views only as of today and should not be relied upon as representing its views as of any subsequent date. Alnylam explicitly disclaims any obligation to update any forward-looking statements.

Alnylam Pharmaceuticals, Inc.
Unaudited Condensed Consolidated Statements of Comprehensive Loss
(In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011

Net revenues from research collaborators	$8,495	$20,455	$66,725	$82,757

Operating expenses:
Research and development (1)	21,678	23,369	86,569	99,295
General and administrative (1)	10,166	10,672	44,612	38,280
Restructuring of Tekmira license agreement	65,000	—	65,000	—
Total operating expenses	96,844	34,041	196,181	137,575
Loss from operations	(88,349)	(13,586)	(129,456)	(54,818)
Other income (expense):
Equity in loss of joint venture (Regulus Therapeutics Inc.)	(881)	(954)	(4,522)	(3,505)
Gain on issuance of stock by Regulus Therapeutics Inc.	16,084	—	16,084	—
Interest income	222	236	977	1,205
Other income (expense)	164	1	331	(531)
Total other income (expense)	15,589	(717)	12,870	(2,831)
Loss before income taxes	(72,760)	($14,303)	(116,586)	($57,649)
Benefit from income taxes	10,572	—	10,572	—
Net loss	($62,188)	($14,303)	($106,014)	($57,649)

Net loss per common share - basic and diluted	$(1.20)	$(0.33)	$(2.11)	$(1.36)

Weighted average common shares used to compute basic and diluted net loss per common share	51,821	42,715	50,286	42,410

Comprehensive loss
Net loss	$(62,188)	$(14,303)	$(106,014)	$(57,649)
Unrealized gain (loss) on marketable securities, net of tax	$15,554	$(14)	$15,827	$(879)
Comprehensive loss	$(46,634)	$(14,317)	$(90,187)	$(58,528)

(1) Non-cash stock-based compensation expenses included in operating expenses are as follows:
Research and development	$1,684	$2,637	$8,041	$10,921
General and administrative	$1,038	$1,445	$4,319	$5,755

Alnylam Pharmaceuticals, Inc.
Unaudited Condensed Consolidated Balance Sheets
(In thousands, except share amounts)

	December 31,	December 31,
	2012	2011
Cash, cash equivalents and total marketable securities	$226,228	$260,809
Billed and unbilled collaboration receivables	104	1,468
Prepaid expenses and other current assets	2,641	4,997
Property and equipment, net	19,799	14,643
Investment in equity securities of Regulus Therapeutics Inc.	38,748	—
Total assets	$287,520	$281,917
Accounts payable and accrued expenses	$15,978	$18,140
Total deferred revenue	132,291	140,853
Total deferred rent	5,198	4,211
Other liabilities	—	716
Total stockholders’ equity (52.5 million and 42.7 million common shares issued and outstanding and at December 31, 2012 and December 31, 2011, respectively)	134,053	117,997
Total liabilities and stockholders' equity	$287,520	$281,917

This selected financial information should be read in conjunction with the consolidated financial statements and notes thereto included in Alnylam’s Annual Report on Form 10-K which includes the audited financial statements for the year ended December 31, 2011.

CONTACT:
Alnylam Pharmaceuticals, Inc.
Cynthia Clayton, 617-551-8207
Vice President, Investor Relations and
Corporate Communications
or
Michael Mason, 617-551-8327
Vice President, Finance and Treasurer